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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                    RESTATED CERTIFICATE OF INCORPORATION OF

                         UNIVERSAL HEALTH SERVICES, INC.

     Universal Health Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

     FIRST: That at a meeting held on March 21, 2001, the Board of Directors of the Company adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

          RESOLVED, that the Restated Certificate of Incorporation be amended by revising Article Fourth, Paragraph 1, to read in full as follows:

          FOURTH: The total number of shares of all classes of common stock which the Company shall have authority to issue is 168,200,000 shares, consisting of 12,000,000 shares of Class A Common Stock, par value of $.01 per share (the "Class A Common Stock"), 150,000,000 shares of Class B Common Stock, par value of $.01 per share (the "Class B Common Stock"), 1,200,000 shares of Class C Common Stock, par value of $.01 per share (the "Class C Common Stock") and 5,000,000 shares of Class D Common Stock, par value of $.01 per share (the "Class D Common Stock"). As used in this Restated Certificate of Incorporation the term "Common Stock" means collectively the Class A, Class B, Class C and Class D Common Stock."

     SECOND: That thereafter, pursuant to a vote taken at the Annual Meeting of the Stockholders of the Company, voting as a single class, and a majority of the outstanding shares of Class B Common Stock, voting as a class, held on May 23, 2001, a majority of the common stock votes of the Company ratified the amendment referenced herein.

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     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provision of Sections 211 and 242 of the General Corporation Law of Delaware, as amended.

     FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Universal Health Services, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Alan
B. Miller, Chairman, President and Chief Executive Officer, and Steve Filton, its Vice President and Secretary, this 23rd day of May, 2001.

                                        By:         /s/ Alan B. Miller
                                          --------------------------------------
                                            Alan B. Miller, Chairman, President
                                            and Chief Executive Officer

CORPORATE SEAL

ATTEST:

By:             /s/ Steve Filton
     ---------------------------------------
         Steve Filton
         Vice President and Secretary


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